Exhibit 4.11

Summary of Economic Terms

Lender: Bank Leumi Le Israel

	Credit line	Long term*

Principal	10,455,000	6,879,000
Loan currency	NIS	NIS
Period	revolving	3 years
Interest payment	monthly	quarterly
Principal payment	revolving	quarterly
Interest rate	P+1.75%	P+2%
Charges due to early repayment	0.05%	0.05%
One time commission	$ 64,000	$ 2,500

* As of June 30, 2008 no amounts were drawn under this loan.

Form of Request to Allocate a Credit in Israeli Currency (unlinked)

To:	Bank Leumi le-Israel B.M.

_________________ Branch	Date: _________________

Re: Request to allocate Credit in Israeli Currency (Unlinked)

1.	Advance and amount of the Credit

        Please allocate to us a credit, /we confirm receipt of a credit* in the sum of NIS ______ (hereinafter: “the Credit”) in our account number ___________ maintained with yourselves (hereinafter: “the Credit Account”) and, if no such account as above presently exists with yourselves, please open for us an account in our name and allocate the Credit therein. The General Conditions for Opening an Account for Receiving Credits signed by us in your favor (hereinafter: “the Terms of Operation”), in addition to the additional conditions hereinafter contained, will apply to the Credit Account and to the Credit. Please credit our Account with yourselves, Account No. __________ (the “the Master Account”) with the amount of the Credit.

2.	Term of the Credit

The Credit will be for a term of ___________ (the “Term of the Credit”). The date of advancing the Credit will be ____________ (the “Date of Allocation of Credit”).

3.	Interest

(a)	The unpaid balance of the Credit will bear interest based upon the Bank’s preference, on the daily balance or will bear interest on a different period, as will be customary in the Bank, commencing from the date the Credit is advanced until the full and actual payment thereof to the Bank. The interest will be calculated according to the number of days which have actually elapsed divided by 365 or 366, depending on the number of years in that relevant period.

(b)	Fixed interest

If this request, is a request to allocate credit with a fixed interest, then the rate of interest on the unpaid balance of the Credit will be _____% a (the “Interest Rate)” and the adjusted interest will be _________% (the “Adjusted Interest”). Notwithstanding the mentioned in section 3(a), if it is agreed that the repayment shall be made in the Spitzer method, the interest shall be calculated, from the date the credit is advanced until the full and actual payment thereof to the Bank based upon 360 days in a year and 30 days in a month.

(c)	Variable interest

1.	If this request, is a request to allocate credit with a variable interest, then the rate of interest mentioned in paragraph (a) above will be an interest rate in an amount that is higher/lower than ______ % (the “Interest Spread”) which is higher/lower than ______% above the prime rate of interest as defined below.

For the purposes hereof “the prime rate of interest” means interest at the basic rate customary in the Bank from time to time in overdraft accounts in Israeli currency.

2.	We have taken note that a change in the prime rate of interest in the Bank will lead to a change in the interest on the Credit, by a percentage identical to such change in the basic interest, or at the Bank’s option, by the same ratio whereby the basic rate of interest has been changed against the basic rate as it existed prior to such change. In the event of repayment (credit with variable interest) using the Spitzer method, then the interest shall be calculated as detailed in Section 3(a) and if any change occurs in the prime rate of interest on a day not being an interest payment day, the new interest rate will apply as from the immediately succeeding interest payment date following the date of the change, or on the date of the change of interest, at the option of the Bank.

3.	We are aware that the interest of _________% (the “Initial Interest Rate”) shall be the interest that shall commence on the date of grant of the Credit until the change of the prime rate of the interest, as aforementioned.

4.	For the avoidance of doubt, it is hereby stated that the Bank will be entitled, from time to time, to change the interest rate as aforesaid even with respect to amounts of the Credit which have already been allocated to us in the Credit Account.

4.	Repayment of Principal and Interest

(a)	We hereby undertake to repay the Bank the principal of the Credit together with the interest thereon in______ consecutive equal monthly installments in the sum of approximately _________________ each, on each ______ of every calendar month, commencing on _______________ and terminating on ____________(the “Repayment of Principal”).

(b)	We hereby commit to repay the interest of the unpaid balance of Credit in _________ consecutive installments in the sum of approximately _________________ each, on each ______ of every calendar month, commencing on _______________ and terminating on ___________(the “Repayment of Interest”.

In case that the Interest shall be repaid in one installment, the Interest shall be added to the principal and shall compound interest from commencing on _______________ and terminating on _______ (the “Accumulation Period”), from the date of allocation of the Credit.

(c)	If the credit shall be paid under the Spitzer method, then instead of the detailed in sections (a) and (b) above, we hereby commit to the Bank to repay the Bank, the principal together with the interest with respect to the unpaid balance of the Credit in equal monthly sequential installments, in ______ consecutive equal monthly installments in the sum of approximately _________________ each, on each ______ of every calendar month, commencing on _______________ and terminating on ____________(the “Repayment using Spitzer Method (Principal and Interest)”). Notwithstanding the stated in this section, the monthly payments may be unequal due to the calculation method, based upon the number of days as detailed in section 3(a).

(d)	We are aware that the total repayment schedule which includes the exact amount of each payment will be provided to us soon after the allocation of the Credit and we that the amount that shall bind us is the one set forth the in the repayment schedule or if amended, as detailed in the amended repayment schedule.

In the event of a change in the interest rates as provided by paragraph 3(c) above, the amount of the unpaid balance of the Credit will be adjusted and the amounts of the installments changed accordingly so that the amounts of the installments will be equal from the date of the change until the next succeeding date of change. An amended repayment schedule will be given to us promptly after the date of the change.

5.	Mode of repaying the Credit

On the date of payment of each amount on account of the principal of the Credit, principal, interest or other charges, please debit our Master Account as mentioned above for the purpose of discharging such amounts.

If the credit balance in the Master Account shall be insufficient to cover the amount, in whole or in part, please grant us a credit in the amount required to discharge such sum, either through the Master Account or through any other account, thereby debiting the Master Account or such other account.

We are aware and agree that if, at the time the Master Account or the other account is debited with the credit as aforesaid, the balance in such account will be a debit balance or become overdrawn as a result of such debiting, the credit will bear interest at the Customary Rate at such time according to the Terms of Operation of such account. We are aware that if the credit advanced to us as above exceeds the Credit facility previously authorized, then such credit will bear Interest at the Maximum Rate according to the Terms of Operation of such account.

We are aware that the interest that shall be debited to us in the Master Account or any other account, might be higher than one or more of the options as to Interest specified in the Terms of Operation. If it transpires, either before or after such debiting, that the state of the Account does not or did not enable a debit in such amount to be effected, and you decide that you do not wish for any reason to advance us a credit, or any legal impediment will exist to the debiting of the Account, you will be entitled to debit a special account to be opened in our name with such amount, and such special account will bear interest as provided by Clause 5 or Clause 13.5, titled “Deficiency Interest” of the Terms of Operation.

6.	We shall not be entitled to repay the Credit (principal and interest) before the agreed upon Repayment Date, except if we have a legal right to do so, that may not be conditioned, or that the Bank agrees to do so in advance, in writing. The Bank shall be entitled to condition any such early repayment, with certain terms, including an early repayment commission, in the maximum amount legally allowed. It is hereby agreed that section 13(b) to the Israeli Pledge Law 1967, and any section that shall replace it, shall not apply to the early repayment of credit.

7.	We approve that we have received a copy of this document.

Customers' signatures: ____________________ ____________________

Form of Request to Allocate a Credit Framework in Debitory Account (unlinked)

Bank Leumi le-Israel B.M.

Branch_____________________________________	Account No_____________
Date:______________

Request to Allocate a Credit Framework In Israeli Currency Account No _________
(hereinafter referred to as “the Account”)

1.	The Request

We hereby request from Bank Leumi le-Israel B.M. (the “Bank”) the allocation of a credit framework in account no. _______ ( the “Credit Framework”) in an amount of _______ (the “Credit Framework Amount”) in accordance with the detailed in this Request and in the terms and conditions for operation of the Account, as modified or as will be modified in the future (the “Terms and Conditions of Operation”).

2.	Term of the Credit

2.1	The date of advancing the Credit will be _______________ (“Date of Credit Advancement”). If the Date of the Credit Advancement will not be stated, the date shall be the date stated on the Bank notice regarding the advancement of the Credit. The end of the term of the Credit shall be __________________ (the “Credit Expiration Date”).

2.2	We request that at each Credit Expiration Date, the Credit Framework shall be renewed for an additional year (or another time period), at the terms that shall be in force at such renewal date, including without limitation with respect to the interest rate, rate of Allocation of Credit Commission and additional commissions, which shall be in force at the renewal date. Each renewal of the Credit Framework shall be subject to the receipt from the Bank, at least 10 days prior to the end of the existing term of the Credit, a written notice stating the Bank’s approval for such renewal, which shall include the new terms of the Credit framework.

For the avoidance of doubt, it is hereby clarified that nothing in this Request derogates the Bank’s right to not renew the Credit Framework in whole or in part, or to renew it for a period of less than a year and/or to decrease or annul, at any time, any Credit Framework, as described in the Terms and Conditions of Operation.

3.	Interest

We have noted that subject to the Terms and Conditions of Operation and for so long as you do not notify us otherwise-

3.1	Interest Rate for Debit Balances in the Credit Framework

The rate of interest on debit balances in the Credit Framework will be a changing rate, equal to the interest at the basic rate customary in the Bank from time to time in overdraft accounts in Israeli currency (the “Prime Rate”), as shall be from time to time, with a margin of ________________ (the “Interest Rate for Debit Balances in the Credit Framework”).

3.2	Maximum Interest Rate on Debit Balances

The maximum interest rate of debit balances shall be a changing rate, based upon the highest interest rate ____________ (the “Interest Rate for Debit Balances”), in addition to the interest rate of _________ (the “Maximum Interest Rate for Debit Balances”).

3.3	Term of Interest Calculation and Repayment Dates

3.3.1.	The interest mentioned in paragraphs 3.1 and 3.2 above shall be computed based upon the number of days that there was been a debit balance in the Account; and it will be paid by us or will be credited as debt in our Account, on the last business day of March, June, September and December each year.

4.	Credit Allocation Commission

The credit allocation commission in respect of the Credit Framework, for each quarter, will be in the amount of or at the rate of ______% (the “Quarterly Credit Allocation Commission”) and will be paid by us or it shall be credited to the Account in advance at the time of the determination or increase of any Credit Framework and thereafter it will be paid by us or it shall be credited to the Account on the first business day of every January, April, July and October each year .

In cases that the Credit Allocation Commission shall be stated in percentages, the calculation of the commission shall be made by multiplication of the amount of the of the Credit Framework by the stated percentage and the number of days until the end of the term or the end of the quarter (the earlier of the two), divided by the number of days in the quarter.

Notwithstanding the above, the Bank may determine a minimum or maximum Credit Allocation Commission.

5.	Unilateral Credit Framework

5.1	We agree that the Bank may, but will not be obliged, at its sole discretion, to provide us with a unilateral credit framework, in the Account, with out our request. If the bank provides us with such unilateral credit framework, it shall not be interpreted as the Bank’s agreement, to repeat this in the future or to renew all or part of the unilateral credit framework it has provided.

In any case that the Bank shall provide us with a unilateral credit framework, it shall be deemed part of the Credit Framework and the terms of this document and the Terms and Conditions of Operation shall apply.

5.2	The debit balances in the unilateral credit framework, if the Bank shall agree to it, shall bear a changing interest rate equal to the Maximum Interest Rate for Debit Balances, in the highest rate stated under the most recent agreed upon Credit scale.

5.3	The time period of the unilateral credit framework may be different than the one set for the Credit Framework herein.

5.4	The unilateral credit framework shall not bear a Credit Allocation Commission.

5.5	The Bank will provide us a notice with respect to the unilateral credit framework, close to the time of its bestowal.

6.	Amendments

6.1	We are aware that the Bank may, from time to time, amend the interest rates mentioned herein or any component of them (including the margin rate or the Maximum Interest Rate for Debit Balances), the Credit Allocation Commission rate (including the minimum and maximum rates), the term of Credit and their way of calculation.

Notwithstanding the abovementioned, as the interest in based upon the Prime Rate, any change in the Prime Rate shall cause a similar change in the interest. All such changes shall also be applicable to the unilateral credit framework mentioned in paragraph 5, if such credit framework shall be provided.

6.2	Such amendment shall apply to all debit balances existing at the time of the amendment and to all debit balances existing thereafter.

6.3	The notice with respect to any amendment shall be provided as required under applicable law.

6.4	Notwithstanding the aforementioned, we are aware that there may be a change in a certain component of the interest before the Bank provides the Credit Framework, and in such case the interest rate shall apply to the debit balances shall be at the new rate at that time and not in the rates detailed herein, that is given only for information purposes.

7.	We confirm that we received a copy of this document.

Customers’ signature ______________